Free Writing Prospectus to Preliminary Pricing Supplement No. 5,714

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 2, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPXF40D4 Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (SPXF40D4)
Early redemption:	Determination dates:		Call threshold level:	Call payment:
	1st:	1/30/2026	100% of the initial index value	$1,200.00 to $1,220.00
	2nd:	2/27/2026		$1,216.667 to $1,238.333
	3rd:	3/30/2026		$1,233.333 to $1,256.667
	4th:	4/28/2026		$1,250.00 to $1,275.00
	5th:	5/28/2026		$1,266.667 to $1,293.333
	6th:	6/29/2026		$1,283.333 to $1,311.667
	7th:	7/28/2026		$1,300.00 to $1,330.00
	8th:	8/28/2026		$1,316.667 to $1,348.333
	9th:	9/28/2026		$1,333.333 to $1,366.667
	10th:	10/28/2026		$1,350.00 to $1,385.00
	11th:	11/30/2026		$1,366.667 to $1,403.333
	12th:	12/28/2026		$1,383.333 to $1,421.667
	13th:	1/28/2027		$1,400.00 to $1,440.00
	14th:	2/26/2027		$1,416.667 to $1,458.333
	15th:	3/29/2027		$1,433.333 to $1,476.667
	16th:	4/28/2027		$1,450.00 to $1,495.00
	17th:	5/28/2027		$1,466.667 to $1,513.333
	18th:	6/28/2027		$1,483.333 to $1,531.667
	19th:	7/28/2027		$1,500.00 to $1,550.00
	20th:	8/30/2027		$1,516.667 to $1,568.333
	21st:	9/28/2027		$1,533.333 to $1,586.667
	22nd:	10/28/2027		$1,550.00 to $1,605.00
	23rd:	11/29/2027		$1,566.667 to $1,623.333
	24th:	12/28/2027		$1,583.333 to $1,641.667
	25th:	1/28/2028		$1,600.00 to $1,660.00
	26th:	2/28/2028		$1,616.667 to $1,678.333
	27th:	3/28/2028		$1,633.333 to $1,696.667
	28th:	4/28/2028		$1,650.00 to $1,715.00
	29th:	5/30/2028		$1,666.667 to $1,733.333
	30th:	6/28/2028		$1,683.333 to $1,751.667
	31st:	7/28/2028		$1,700.00 to $1,770.00
	32nd:	8/28/2028		$1,716.667 to $1,788.333
	33rd:	9/28/2028		$1,733.333 to $1,806.667
	34th:	10/30/2028		$1,750.00 to $1,825.00
	35th:	11/28/2028		$1,766.667 to $1,843.333
	36th:	12/28/2028		$1,783.333 to $1,861.667
	37th:	1/29/2029		$1,800.00 to $1,880.00
	38th:	2/28/2029		$1,816.667 to $1,898.333
	39th:	3/28/2029		$1,833.333 to $1,916.667
	40th:	4/30/2029		$1,850.00 to $1,935.00
	41st:	5/29/2029		$1,866.667 to $1,953.333
	42nd:	6/28/2029		$1,883.333 to $1,971.667

	43rd:	7/30/2029	$1,900.00 to $1,990.00
	44th:	8/28/2029	$1,916.667 to $2,008.333
	45th:	9/28/2029	$1,933.333 to $2,026.667
	46th:	10/29/2029	$1,950.00 to $2,045.00
	47th:	11/28/2029	$1,966.667 to $2,063.333
	48th:	12/28/2029	$1,983.333 to $2,081.667
Downside threshold level:	50% of the initial index value[1]
Pricing date:	January 28, 2025
Final determination date:	January 28, 2030
Maturity date:	January 31, 2030
CUSIP:	61777RA52
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224048483/ms5714_424b2-28116.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the Underlying Index	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,216.667*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,216.667 per security on the related early redemption date.

*Assumes a call return of 20.00% per annum

Hypothetical Payout at Maturity[1]

Assuming that the underlying index closes below the call threshold level on each of the determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in the Underlying Index	Payment (per security)
+30.00%	$2,000.00*
+20.00%	$2,000.00*
+10.00%	$2,000.00*
0.00%	$2,000.00*
-10.00%	$1,000.00
-20.00%	$1,000.00
-40.00%	$1,000.00
-50.00%	$1,000.00
-51.00%	$490.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00
*Assumes a call return of 20.00% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $888.90 per security, or within $38.90 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the futures contract.

●The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The underlying index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlying index.

●The underlying index is subject to risks associated with the use of significant leverage.

●The underlying index may not be fully invested.

●The underlying index was established on August 30, 2024 and therefore has very limited operating history.

●As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the securities.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities.

●Legal and regulatory changes could adversely affect the return on and value of your securities.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.